EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-65958) of Zimmer Holdings, Inc. of our report dated June 24, 2004 relating to the financial statements of Zimmer Holdings, Inc. Savings and Investment Program, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
June 24, 2004